Exhibit 99.1

           AEP INDUSTRIES INC. REPORTS RECORD EARNINGS FOR FISCAL 2006

    SOUTH HACKENSACK, N.J., Jan. 10 /PRNewswire-FirstCall/ -- AEP Industries Inc. (Nasdaq: AEPI, the Company) today reported financial results for its fiscal year ended October 31, 2006.

    Net sales increased 2.2% in the fourth quarter of fiscal 2006 to $207.2 million compared with $202.8 million in the fourth quarter of fiscal 2005. The increase in net sales was the result of a 9.2% increase in unit prices partially offset by a 7.3% decrease in sales volume during the fourth quarter of fiscal 2006 as compared to the same period in fiscal 2005. The increase in net sales also includes a net positive impact of foreign exchange of $1.9 million.

    Net sales for the fiscal year ended October 31, 2006, increased $69.4 million, or 9.5%, to $802.1 million compared with $732.7 million for the fiscal year ended October 31, 2005. The increase in net sales was the result of a 13.6% increase in unit prices partially offset by a 3.7% decrease in sales volume during fiscal 2006 as compared to fiscal 2005. The increase in net sales also includes a net positive impact of foreign exchange of $0.7 million.

    "We are extremely happy to report record earnings of $62.9 million and diluted EPS of $7.35 per share for fiscal 2006," stated Brendan Barba, Chairman and Chief Executive Officer. "These exceptional earnings are the result of actions taken by the Company in prior years. We believe future earnings will be positively impacted by our fiscal 2006 accomplishments which include the following:

    * we committed to a plan and initiated steps to liquidate our UK operations during the fourth quarter of fiscal 2006;

    * we entered the final stages of the liquidation of our FIAP (Italy) and Spanish operations with final liquidation expected during the first quarter of fiscal 2007;

    * we purchased a total of 850,000 shares of our common stock from Third Point on August 2, 2006 and August 3, 2006, for an aggregate purchase price of $30.6 million utilizing cash on hand coupled with borrowings under our Credit Facility;

    *  we completed the sale of our Bordex operation in July 2006;

    *  we completed the sale of our Gainesville, Texas facility in June 2006;

    * we completed the sale of certain assets held for sale: our FIAP (Italy) land and building in January 2006 and our Edmonton (Canada) land and building in April 2006;

    *  we completed the disposition of our Belgium operations in February 2006;

    * we acquired the business and certain operating assets of Mercury Plastic Inc.'s Bowling Green, Kentucky facility in February 2006 (this acquisition adds new products, primarily printing and lamination, complementing our existing product lines); and

    * we made approximately $36.4 million of capital expenditures during fiscal 2006 related primarily to the early buyout of certain machinery leases totaling $4.3 million, the purchase of a warehouse in Waxahachie, Texas for $3.0 million, and the purchase and installation of six new production lines: one new custom line in our Pennsylvania plant that started operating in January 2006, two new custom lines in our California plant that started in September 2006, two new custom lines in our Texas plant, with one having started in June 2006 and the other in August 2006, and one new cast stretch line in our North Carolina plant that started in March 2006."

    Net income for the fourth fiscal quarter of 2006 was $24.4 million or $3.04 per diluted share as compared to net loss of $11.1 million or $1.28 per diluted share in the fourth fiscal quarter of 2005.

    Net income for fiscal 2006 was $62.9 million or $7.35 per diluted share as compared to a net loss of $50.6 million or $5.87 per diluted share in the prior year.

    Gross profit for the fourth quarter of fiscal 2006 increased $5.0 million to $40.2 million as compared to $35.2 million in the same quarter of the prior year. The improvement in gross profit for the fourth quarter of fiscal 2006 was primarily due to a net positive foreign exchange effect of $0.3 million combined with improvements in material margins partially offset by a 7.3% volume decrease. The material margin improvements during the fourth quarter of fiscal 2006 were primarily the result of a $6.6 million liquidation of LIFO inventory reserves during the period.

    For the 2006 fiscal year, gross profit increased 20.7% to $161.7 million from $133.9 million recorded in fiscal 2005. The improvement in gross profit is primarily due to the effects of sequential resin price reductions on backlog orders during the first six months of fiscal 2006 combined with an $11.6 million reduction of LIFO inventory reserves partially offset by a system wide volume decrease of 3.7%. The net foreign exchange effect on gross profit during fiscal 2006 was a positive $0.4 million.

    Operating expenses for the three months ended October 31, 2006 increased $1.6 million, or 6.8%, to $25.0 million from the comparable period in the prior fiscal year. The increase is primarily due to an increase in delivery expenses resulting from suppliers passing along fuel cost increases, increased accruals related to employee performance incentives, and compensation costs recorded in accordance with SFAS 123R for stock options and performance units, partially offset by lower general and administrative costs in the Company's FIAP operation.

    Operating expenses for the year ended October 31, 2006 increased $3.7 million, or 4.2% from the prior fiscal year to $92.3 million. The increase is primarily due to an increase in delivery expenses resulting from suppliers passing along fuel cost increases, $1.9 million of compensation costs recorded in accordance with SFAS 123R for stock options and performance units, increased accruals related to employee performance incentives and higher audit and consulting fees related to the compliance with the Sarbanes-Oxley Act of 2002.

    The increase in other operating income of approximately $1.1 million in the current fiscal year is primarily due to the sale of the FIAP land and building during the first quarter of 2006.

    Interest expense for the three months ended October 31, 2006 and the same period of the prior year were both $4.3 million. Interest expense for the fiscal year ended October 31, 2006, was $16.5 million compared to $28.5 million for the fiscal year ended October 31, 2005, a decrease of $12.0 million. Of this decrease, $7.4 million is attributable to the early redemption of the Company's 2007 notes in fiscal 2005 and $4.6 million is related to reduced interest rates in the Company's current debt facilities and reduced borrowings.

    Other, net for the fiscal year ended October 31, 2006, amounted to $7.0 million in expense which primarily consists of approximately an $8.0 million charge to operations for the accumulated foreign currency translation losses of FlAP in accordance with SFAS No. 52, "Foreign Currency Translation". There were approximately $0.1 million of foreign currency transaction gains in the fiscal year ended October 31, 2006 compared to gains of $0.6 million during the prior fiscal year due to a decrease in the number of hedge contracts settled in each period, changes in foreign exchange rates, and unrealized gains on foreign currency denominated payables and receivables. Also included in other income (expense) is an approximately $0.5 million refund of excess payroll withholding tax payments made in Australia. Interest income for the fiscal year ended October 31, 2006, amounted to $0.2 million, up from $0.1 million in the prior year resulting from greater cash on hand during the current fiscal year earning interest.

    We recorded significant income tax benefits applicable to continuing operations in the fourth fiscal quarter ended October 31, 2006. In addition, we recorded income tax benefits in discontinued operations for the quarter and fiscal year ended October 31, 2006, of $14.7 million and $28.2 million respectively. These income tax benefits are mostly the result of many of the restructuring activities which have been ongoing in the company over the past four years. Most importantly, although recorded in discontinued operations, these tax benefits will improve the Company's future cash flows from continuing operations by reducing taxes payable. We direct you to our 2006 Form 10K for a more comprehensive explanation of these items.

    During the fourth quarter of fiscal 2006, we initiated steps to liquidate our UK operations and, therefore, reevaluated the carrying value of the net assets of the UK operations. We determined that the book value of the UK assets exceeded its fair value, and as a result, we recorded a $2.2 million impairment charge taken against the assets of the UK Company. We also recorded a $2.4 million liability related to funding of the UK's defined pension contribution plan. The total loss of $4.6 million was recorded during the fourth quarter of fiscal 2006 and is included in the pre-tax loss from discontinued operations.

    Adjusted EBITDA was $15.7 million for the quarter ended October 31, 2006, and $79.6 million for fiscal 2006, reflecting a decrease of $13.2 million and an increase of $0.4 million, from the $28.9 million and $79.2 million in the respective periods of 2005.

    Reconciliation of Non-GAAP Measures to GAAP

    The Company defines Adjusted EBITDA as net income (loss) before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, non-operating income (expense), non- cash share-based compensation expense and non-cash employee stock ownership plan ("ESOP") expense. The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), non-operating items and non-cash share-based compensation and non-cash ESOP charges. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions.

    Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

    The following is a reconciliation of the Company's Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure:

    Reconciliation of Net Income (loss) to Adjusted EBITDA

                                       Quarter         YTD         Quarter         YTD
                                       Oct-06      Fiscal 2006     Oct-05      Fiscal 2005
                                      ---------    -----------    ---------    -----------
                                                         (in thousands)
Net income (loss)                     $  24,404    $    62,929    $ (11,103)   $   (50,622)
Income (loss) from
 discontinued operations                 11,643         24,162      (15,113)       (53,643)
Income from continuing operations        12,761         38,767        4,010          3,021
    Provision (benefit) for taxes        (1,922)         8,432        4,270         15,269

    Interest expense                      4,333         16,541        4,296         28,519
    Depreciation and
     amortization expense                 5,277         17,346        4,678         19,427
    Write off FIAP CTA                        -          7,986            -              -
    Gain on sale of
     FIAP land and building                   -         (1,442)           -              -
    Increase (decrease) in
     LIFO reserve                        (6,650)       (11,636)      12,025         12,408
    Other non-operating (income)
     expense                                 75         (1,007)        (768)        (1,249)
    Non-cash share-based
     compensation                         1,364          2,740            -              -
    Non-cash ESOP expense                   433          1,874          390          1,816
     Adjusted EBITDA                  $  15,671    $    79,601    $  28,901    $    79,211

    The Company invites all interested parties to listen to its fourth quarter conference call live over the Internet at www.aepinc.com on Thursday, January 11, 2007, at 10:00 a.m. EDT. An archived version of the call will be made available after the call is concluded.

    AEP Industries Inc. manufactures, markets and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in the United States, Canada and The Netherlands.

    Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, cash flow guidance and conditions of markets. Those and other risks are described in the Company's Annual Report on Form 10-K for the year ended October 31, 2006 and its subsequent filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company.

                               AEP INDUSTRIES INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                      (in thousands, except per share data)

                                     For the Three Months Ended        For the Year Ended
                                     --------------------------    --------------------------
                                     October 31,                   October 31,
                                        2006           2005           2006           2005
                                     -----------    -----------    -----------    -----------
NET SALES                            $   207,173    $   202,781    $   802,109    $   732,724

COST OF SALES                            166,933        167,551        640,397        598,791
       Gross profit                       40,240         35,230        161,712        133,933

OPERATING EXPENSES
   Delivery                                9,826          9,318         35,950         33,090
   Selling                                 8,587          8,410         32,291         31,295
   General and Administrative              6,579          5,683         24,093         24,215

       Total operating expenses           24,992         23,411         92,334         88,600

OTHER OPERATING INCOME (EXPENSE):
       Gain (loss) on sales of
        property and equipment,
        net                                   (1)           (11)         1,341            227

       Operating income from
        continuing operations             15,247         11,808         70,719         45,560

OTHER INCOME (EXPENSE):
   Interest expense                       (4,333)        (4,296)       (16,541)       (28,519)
   Other, net                                (75)           768         (6,979)         1,249
                                          (4,408)        (3,528)       (23,520)       (27,270)

       Income from continuing
        operations before
        provision for income taxes        10,839          8,280         47,199         18,290
PROVISION FOR INCOME TAXES                (1,922)         4,270          8,432         15,269
       Income from continuing
        operations                        12,761          4,010         38,767          3,021

DISCONTINUED OPERATIONS:
   Pre-tax loss from discontinued
    operations                            (3,639)       (16,241)        (4,707)       (54,507)
   Gain from disposition                     572          1,634            653          1,634
    Income tax (benefit) provision       (14,710)           506        (28,216)           770
       Income (loss) from
        discontinued operations           11,643        (15,113)        24,162        (53,643)
       Net income (loss)             $    24,404    $   (11,103)   $    62,929    $   (50,622)
EARNINGS (LOSS) PER COMMON
 SHARE - Basic
       Income from continuing
        operations                   $      1.62    $      0.47    $      4.60    $      0.36
       Income (loss) from
        discontinued operations      $      1.48    $     (1.77)   $      2.87    $     (6.31)
            Net income (loss)        $      3.10    $     (1.30)   $      7.46    $     (5.95)

EARNINGS (LOSS) PER COMMON
 SHARE -  Diluted
       Income from continuing
        operations                   $      1.59    $      0.46    $      4.53    $      0.35
       Income (loss) from
        discontinued operations      $      1.45    $     (1.74)   $      2.82    $     (6.22)
            Net income (loss)        $      3.04    $     (1.28)   $      7.35    $     (5.87)

    Contact: Paul Feeney
             Executive Vice President
             and Chief Financial Officer
             AEP Industries Inc.
             (201) 807-2330
             feeneyp@aepinc.com

SOURCE  AEP Industries Inc.
    -0-                             01/10/2007
    /CONTACT: Paul Feeney, Executive Vice President and Chief Financial Officer, AEP Industries Inc., +1-201-807-2330, feeneyp@aepinc.com /
    /Web site:  http://www.aepinc.com /